Exhibit 10.16

January 10, 2022

Kathryn McKeon Via Email

Re: Your Promotion

Dear Kathryn,

It is my great pleasure to set forth the terms of your well-deserved promotion at Vital Farms, Inc. (the “Company”) effective as of January 27, 2022 (the “Start Date”). Our success has been built on providing the highest quality, ethically produced food, full transparency about our farms and standards, top-shelf service to our customers and care for our crew. Your hard work, creativity and innovative mindset have been instrumental in helping us to arrive at this point, and we look forward to your continued collaboration and contributions to help us get to the next level and beyond.

Your new position will be Chief Marketing Officer, reporting into the Chief Executive Officer and performing such duties as are normally associated with this position and such duties as are assigned to you from time to time. You will continue to work remotely from your residence in Austin, Texas except as may be mutually agreed to by you and the Company. This is a full-time position. As an exempt salaried employee, you will devote substantially all of your business time and attention to the business of the Company and will not be eligible for overtime compensation.

Your initial base salary will be at the rate of $11,538.46 bi-weekly, which equates to $300,000 on an annualized basis (“Base Salary”), payable in accordance with the Company’s standard payroll practices and subject to applicable deductions and withholdings.

You will also be eligible to continue to participate in the 401(k) plan maintained by the Company, which currently provides for a bi-weekly employer contribution equal to 3% of your earnings (subject to IRS employer contribution limits), as well as a $40 per month internet reimbursement (while working from home), a $40 per month cell-phone reimbursement, and reimbursement of other reasonable business expenses in accordance with the Company’s policies on expense reimbursement. As a leader in our company, you will continue to be eligible for time off under our management time off policy and will not be subject to the standard PTO limits. You will continue to be entrusted to manage your work and time off in accordance with such policy and the business and operational needs of the Company.

Additionally, you will be eligible to earn a discretionary annual bonus (the “Annual Bonus”) at an annual target amount of 40% of your Base Salary. Whether any Annual Bonus is awarded will be based upon the Company’s assessment of your performance and the Company’s attainment of goals as set by the Board of Directors in its sole discretion. Following the close of each fiscal year, the Company will determine in its sole discretion whether it will award you an Annual Bonus and the amount of any such

Annual Bonus. No amount of the Annual Bonus is guaranteed, and in addition to the other conditions for being awarded such compensation, you must be an employee in good standing on the Annual Bonus payment date to be eligible to earn and receive an Annual Bonus. No partial or prorated bonuses will be provided. The Annual Bonus, if any, will be paid in accordance with the Company’s standard payroll practices, including the withholding of any applicable deductions and taxes. For the avoidance of doubt, the Annual Bonus described above will be payable commencing for fiscal year 2022. Provided you remain employed in good standing through the end of the year, you will be eligible to receive an Annual Bonus, in an amount as determined by the Board of Directors based on goals set by the Board of Directors.

Subject to your continued service with the Company and to the approval of the Company’s Board of Directors (or authorized committee), for fiscal year 2022, you will be granted an equity award to purchase shares of the Company’s common stock (the “Equity Award”) with a total value of $225,000 on the grant date. The Equity Award will consist of an option to purchase shares of the Company’s common stock (the “Option”) and a Restricted Stock Unit (the “RSU”) in a proportion to be determined by the Company’s Board. We expect that the Equity Award will be granted in late March 2022 concurrently with the grant of equity awards to similarly situated executives. The exercise price per share of the Option will be equal to the closing price per share of the Company’s common stock on the date of grant, and the number of shares subject to the Option will be calculated using the Black Sholes model based on the closing price of the stock on the grant date. The number of shares of common stock subject to the RSU will be calculated based on the closing price of the stock on the grant date. If granted, the Option and RSU will vest in three (3) equal annual installments, measured from the grant date, and subject to your continued service with the Company through each such vesting date. The Option and RSU will be subject to the terms and conditions applicable to such awards granted under the Company’s 2020 Equity Incentive Plan (the “Equity Plan”) and the applicable award agreement.

Your continued employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. You will continue to be eligible to participate on the same basis as similarly-situated employees in the Company’s benefit plans in effect from time to time during your employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.

The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. An overview of our current benefit plans will be provided.

Your employment with the Company will, at all times, be “at will” which means that either you or the Company may terminate your employment at any time for any reason, with or without advance notice.

By signing this letter, you acknowledge that the terms described in this letter set forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust the rate of pay, salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

Kathryn, I couldn’t be more excited for you and for the Company as you embark on your new role. Please indicate your acceptance of the terms of this letter agreement by signing below.

Sincerely,

Vital Farms, Inc.

/s/ Russel Diez-Canseco

Name: Russell Diez-Canseco

Title: President and Chief Executive Officer ACCEPTED AND AGREED TO:

Kathryn McKeon

/s/ Kathryn McKeon